Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-82430 and 333-82432 on Form S-8 of our report dated December 13, 2005 (October 2, 2006 as to the effects of discontinued operations as discussed in the fourth paragraph of Note 3), relating to the financial statements of MedCath Corporation and subsidiaries and our report dated December 13, 2005 relating to management’s report on the effectiveness of internal control over financial reporting, appearing in this Current Report on Form 8-K of MedCath Corporation and subsidiaries dated October 2, 2006.
Charlotte, North Carolina
October 2, 2006